Exhibit 10.0

FORM OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of October             , 2014, by and between AMERICAN NATIONAL BANK AND TRUST COMPANY, a national banking association with its principal office at 628 Main Street, Danville, Virginia 24543-0191 (the “Company”), and BRENDA H. SMITH (“Executive”).

WHEREAS, American National Bankshares, Inc., a Virginia corporation and the parent holding company of the Company (“AMNB”), and MainStreet Bankshares, Inc., a Virginia corporation (“MainStreet”), have entered into an Agreement and Plan of Reorganization, dated as of August 24, 2014 (the “Merger Agreement”), pursuant to which MainStreet will merge with and into AMNB (the “Merger”);

WHEREAS, the Executive has been a key executive of MainStreet and its subsidiary bank, Franklin Community Bank (“FCB”); and

WHEREAS, the Company and Executive have agreed that upon consummation of the Merger, Executive shall become an employee of the Company on the terms and subject to the conditions set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained, the Company and Executive agree as follows:

1. Employment. Conditional upon consummation of the Merger and Executive continuing in the employment of MainStreet and FCB until the effective date of the Merger (the “Merger Date”), and effective at the Merger Date, Executive shall be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

For purposes of this Agreement, employment of the Executive by any affiliate of the Company, including FCB until such time as it merges with and into the Company, shall be deemed to be employment by the Company under this Agreement.

2. Term. The term of employment under this Agreement shall commence on the Merger Date and will end on the first anniversary of the Merger Date, unless sooner terminated as provided in this Agreement (the “Term of Employment”).

3. Duties. Executive shall serve as Senior Vice President of the Company. Executive’s primary duties and responsibilities shall involve the integration of FCB’s banking network and support functions with the Company, including the conversion of the operating systems of FCB to those of the Company, the realization of projected cost savings and customer retention and development. Executive shall also render such additional services and duties consistent with the position as may be assigned to Executive from time to time by the Company. During the Term of Employment, Executive shall devote her full time, attention and efforts to the business of the Company and shall use her best efforts to promote the interests of the Company at all times. This shall not be construed to prevent Executive from personally, and for Executive’s own account and benefit, trading in stocks, bonds, securities (including securities of publicly traded financial institutions so long as, in the case of entities that are not affiliates of the Company, Executive’s holdings represent less than one percent of any such entity’s issued and outstanding securities), real estate, commodities or other forms of investment so long as such activities do not interfere with Executive’s duties as an executive of the Company.

4. Compensation and Benefits.

(a) The Company agrees to pay Executive, for services rendered in her capacity as Senior Vice President, a salary at the annual base salary rate (exclusive of any profit sharing, bonus stock award, or incentive payments) of One Hundred Eighty Thousand Dollars ($180,000) during the Term of Employment. Such amount shall be payable in bi-weekly installments, less any sums which may be required to be deducted or withheld under applicable law. Executive acknowledges and agrees that if, upon the expiration of this Agreement, the Company offers to continue her employment on an at-will employment basis, Executive’s annual base salary rate will be subject to adjustment in order to be commensurate with the duties and responsibilities of her newly assigned position.

(b) Executive shall be eligible to participate in the Company’s profit sharing plan, incentive compensation program, or other compensation programs that may be implemented for officers, on the same basis as other officers of the Company. Profit sharing and incentive compensation plans are subject to the approval of the Company’s board of directors each calendar year. Although subject to change, profit sharing and incentive compensation are currently paid following the end of the calendar year. Any profit sharing or incentive compensation benefits earned by Executive shall be paid no later than March 15 following the year in which such benefits are earned.

(c) The Company agrees to provide benefits to Executive which are the same as those currently provided to other officers of the Company holding positions commensurate with the office of Executive, and such other benefits as the Company may from time to time, in its discretion provide to Executive.

(d) The Company shall reimburse Executive for all reasonable expenses incurred in connection with the performance of Executive’s duties for the Company, within such limits and standards as may from time to time be set by the Company. Expenses that are reimbursable by the Company shall be paid to Executive no later than March 15 following the year in which such expense was incurred.

(e) Executive shall be entitled to four weeks of vacation each calendar year (in addition to the established public or statutory holidays). Upon termination of Executive’s employment, Executive shall be entitled to accrued vacation pay (to the extent such vacation time has not been used) for any vacation days not taken during the year of termination. Vacation days not taken in any twelve-month period nor carried forward in accordance with the Company’s vacation policy shall be forfeited and not carried forward.

(f) In addition to the above amounts, the Company shall pay to Executive the following special amounts, subject to the achievement of the performance metrics where applicable:

(i) $50,000 cash retention bonus payable on the Merger Date;

(ii) $50,000 performance bonus payable upon the successful completion, as determined in the good faith judgment of the Company, of (A) the integration of FCB’s banking network and support, administrative and back office functions with the corresponding Company banking network and functions, and (B) the conversion of the operating systems of FCB and its Affiliates to those of the Company, which integration and conversion processes are targeted to be substantially completed on or about the six month anniversary of the Merger Date;

(iii) $50,000 performance bonus payable on the first anniversary of the Merger Date conditioned upon the achievement, as determined in the good faith judgment of the Company, of at least $             in annualized cost savings, with no offset for Merger specific or one-time expenses related to the Merger; and

(iv) In settlement of all rights and benefits of Executive under the Employment Agreement, dated as April 25, 2014, by and between MainStreet and Executive and in consideration of Executive’s consent and agreement to the amendment of the Supplemental Retirement Plan adopted by FCB, effective January 11, 2007, for the benefit of Executive, which amendment is set forth in substantially in the form of Schedule A, the Company shall pay Executive $100,000 on the Merger Date.

Payments pursuant to this Section 4(f) shall be deemed to be compensation for payroll tax and income tax purposes, but shall not be deemed to be compensation or otherwise taken into account for purposes of determining benefits or contributions in behalf of Executive under any retirement plan or program of the Company or any other plan, program, arrangement of the Company and shall not be taken into account in determining termination compensation of Executive as defined in Section 6(f) or otherwise in this Agreement.

(g) If, prior to the date for payment of the performance bonuses set forth in subsections (f)(ii) and (f)(iii) above, Executive’s employment is terminated for any reason, except (A) by the Company under the circumstances described in Section 6(c) or (B) on account of Executive’s death or disability as described in Section 6(d), Executive shall not be entitled to receive the performance based payments with respect to the uncompleted tasks. A termination described in (A) or (B) shall retain Executive’s right to receive the above payments in (f)(ii) and (f)(iii), and all of the above payments shall be made to Executive within twenty (20) days following the date of such termination.

5. Covenants of the Executive.

(a) Noncompetition. Subject to Section 5(c) below, Executive agrees that (1) during the Term of Employment, and (2) for a twelve-month period following the expiration of this Agreement or, if sooner, the termination of Executive’s employment for any reason during the Term of Employment (the “Noncompete Period”), Executive will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant responsibilities held or significant activities engaged in by Executive while employed with the Company or any of its Affiliates. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b) Nonsolicitation. Subject to Section 5(c) below, Executive further agrees that during the Noncompete Period Executive will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any depositors or customers of the Company or its Affiliates to make deposits in, borrow money from, or become customers of any other company conducting a Competitive Business in the Market Area; (ii) induce any customers of the Company or its Affiliates to terminate their relationship with the Company or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Company or any of its Affiliates.

(c) Applicability of Restrictive Covenants. Notwithstanding the foregoing, the restrictive covenants set forth in Sections 5(a) and 5(b) will not apply to, and will have no legal force or effect on, Executive to the extent her primary duties and responsibilities do not involve regular and frequent interaction with customers on a so-called “customer facing” basis with respect to business development, customer management and related matters.

(d) Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, trust and asset management, residential and commercial mortgage lending, and any other business in which the Company or any of its Affiliates are engaged and in which Executive is significantly engaged at the time of termination of her employment; the term “Market Area” means the area within a twenty-five (25) mile radius of the Town of Rocky Mount, Virginia; the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; the term “Person” means any person, partnership, corporation, company, group or other entity; the term “Customer” means customers or clients (including any prospective customers or clients) of the Company or its Affiliates that Executive contacted in any manner during the preceding twelve (12) months of your employment in furtherance of the business of the Company and its Affiliates or about whom you have information that is confidential or that is not publicly available; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company and its Affiliates. For purposes of clarity with respect to the scope of the provisions of this Section 5, references in this Section 5 to the Company and its Affiliates shall be deemed to include MainStreet and FCB and their respective Affiliates.

(e) Confidentiality. During the Term of Employment and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Executive shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than Executive’s personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties as an employee of the Company) or utilize in conducting a business any Confidential Information obtained by Executive while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure. On termination of employment, Executive will deliver to the Company all Confidential Information and all records, reports, data, memoranda and notes of any nature that are in Executive’s possession or under Executive’s control and that are prepared or acquired in the course of her employment relationship with the Company (whether in paper or electronic form), and will not knowingly retain or remove from Company premises any of the foregoing or any reproduction of that or any Confidential Information.

(f) Acknowledgment. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. Executive agrees that the restrictions imposed in this Agreement are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on Executive’s post-employment activity nor overly burdensome for Executive to abide by. Executive covenants that Executive will not make any contention contrary to any of the foregoing representations in the future and agrees that Executive will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 5 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary , nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(g) Enforcement. Executive acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this

Section 5 and, accordingly, Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Executive from violating any such covenants. In any legal, equitable, or arbitration action in connection with the enforcement of the covenants included in this Section 5, each party shall be responsible for its own costs, including reasonable attorneys’ fees. In the event legal action is commenced with respect to the provisions of this Section 5 and Executive has not strictly observed the restrictions set forth in this Section 5, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. Except as may be otherwise provided, all the provisions of this Section 5 will survive termination and expiration of this Agreement.

6. Termination.

(a) Notwithstanding the provisions of Section 2, and in addition to the expiration of the term of this Agreement, Executive’s employment may be terminated by the Company or by the Executive at any time or for any reason, consistent with the other terms of this Agreement.

(b) Executive may terminate employment by written notice to the Company effective thirty days after receipt of such notice by the Company, and upon such termination, Executive shall have no right to render services or receive compensation or other benefits under this Agreement for any period after such termination.

(c) The Company may terminate Executive’s employment without “good cause” at any time upon written notice to Executive, which termination shall be effective immediately or on such later date as specified in the written notice. If the Company terminates Executive’s employment and such termination is not on account of death or disability of Executive or for “good cause,” the Company shall pay Executive a “termination payment” as described below, provided Executive signs a release and waiver of claims in favor of the Company, its Affiliates and their respective officers and directors in a form provided by the Company and such release is commercially reasonable and has become effective. In the event of a termination for death, disability or good cause, other than amounts payable with respect to services rendered, consistent with Section 4(g), the Company shall owe Executive no further salary, benefits or other compensation of any kind after the Company provides notice to Executive of termination, except as set forth in Section 4(g) in the case of a termination for death, disability or without “good cause”. The obligations of Executive under Paragraph 5 shall survive such termination, whether made by the Company or by Executive.

(d) Disability shall mean Executive is unable to perform the customary duties of Executive’s position for a consecutive period of six months due to a physical or mental illness. In the event a dispute arises between Executive and the Company concerning Executive’s physical or mental ability to continue or return to the performance of Executive’s duties, Executive shall submit to examination by a competent physician mutually agreeable to the parties, and the physician’s opinion as to Executive’s capability to so perform will be final and binding.

(e) The Company shall be deemed to have “good cause” to terminate Executive’s employment if the Company determines that Executive:

(i) has materially violated Section 3 or 5, provided that Executive has received written notice from the Company of such material violation and such violation remains uncured thirty days after the delivery of such notice;

(ii) has materially refused or failed to perform the duties of her position or other reasonable duties which have been assigned to her, provided that Executive has received written notice from the Company of such material refusal or failure and such refusal or failure remains uncured thirty days after the delivery of such notice;

(iii) is guilty of personal dishonesty, gross incompetence, willful misconduct, a breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), unethical business practices in connection with the Company’s business, misappropriation of the Company’s or any affiliate’s assets (determined on a reasonable basis) or is subject to a final cease-and-desist order, or has been convicted of a felony or a misdemeanor involving moral turpitude; or

(iv) is guilty of a material breach of any other provision of this Agreement, provided that Executive has received written notice from the Company of such material breach and such breach remains uncured thirty days after the delivery of such notice.

(f) “Termination payment” means the continuation of Executive’s base salary (as in effect on the date that Executive’s employment terminates) during the period beginning on the date of Executive’s termination of employment and ending on the end of the Term of Employment. The termination payments shall be paid in accordance with the Company’s regular payroll procedure commencing with Executive’s “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)). The termination payment is intended to qualify for the exception for separation pay, described in Treas. Reg. § 1.409A-1(b)(9)(iii), to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that (i) the amount of termination payments shall not exceed the lesser of (A) two times Executive’s annualized compensation from the Company for the calendar year preceding the year in which the “separation from service” (as defined above) occurs and (B) two times the maximum amount of compensation that may be taken into account under Section 401(a)(17) of the Code as in effect for the year in which the “separation from service” (as defined above) occurs, and (ii) all termination payments shall be paid by the end of the second year following the year of separation from service.

7. Binding Effect; Survival. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by Executive. No assignment by the Company shall release the Company from its obligations pursuant to Paragraph 4 in the event the Company’s successor fails to satisfy those obligations. Except as otherwise expressly provided, upon termination or expiration of this Agreement the respective rights and obligations of the parties shall survive such termination or expiration to the extent necessary to carry out the intention of the parties embodied in this Agreement.

8. Severability. The failure of any court to enforce any clause, paragraph or provision of this Agreement shall not adversely affect the validity or enforceability of any other clause or provision.

9. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the employment contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings with respect to this matter between Executive and the Company, MainStreet and FCB relating to Executive’s employment, including without limitation the Employment Agreement, dated April 25, 2014, between Executive and MainStreet. All such agreements, understandings, and arrangements will terminate and be of no force or effect as of the Merger Date. Executive expressly disclaims any rights under any prior agreements, understandings and arrangements on and after the Merger Date. The provisions of this Section 9 shall not apply to the Supplemental Retirement Plan adopted by FCB in behalf of Executive, as it is proposed to be amended and modified as contemplated by this Agreement. No modification, amendment, addition to or termination of this Agreement, or waiver of any of its provisions shall be valid or enforceable unless in writing and signed by both parties.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which constitute one instrument.

11. Headings. The underlined headings are for convenience only and shall not affect the interpretation of this Agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

13. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by leaving the same at or by sending the same first-class mail, postage prepaid:

(a) in the case of the Company:

      American National Bank and Trust Company

      P. O. Box 191

      Danville, Virginia 24543-0191

      Attention: Jeffrey V. Haley

                        President & Chief Executive Officer

(b) in the case of Executive, at her most recent address as shown in the Company’s records, which on the date of this Agreement is:

      Brenda H. Smith

      115 Farmingdale Drive

      Martinsville, Virginia 24112;

(c) in the case of either party, such other address as shall have been notified in writing to the other of them for the purposes of service.

Executive agrees to notify the Company, in writing, of any change in address after this Agreement is executed.

[Signatures appear on the following page]

WITNESS the following signatures as of the indicated dates.

AMERICAN NATIONAL BANK AND TRUST COMPANY

, 2014	By:
Jeffrey V. Haley
President & Chief Executive Officer

, 2014
Brenda H. Smith

Schedule A

Form of Amendment to Supplemental Retirement Plan

AMENDMENT, dated as of October             , 2014, to the Supplemental Retirement Plan (the “Plan”) originally adopted by Franklin Community Bank, N.A. effective January 11, 2007, and now maintained by MainStreet Bankshares, Inc. (“MainStreet”) for Brenda H. Smith (the “Executive”). MainStreet has the authority under Plan Section 9.1(b) to amend the Plan and now wishes to do so to freeze the Plan as provided in Section 5.9(e) of the Agreement and Plan of Reorganization, dated as of August 24, 2014, between American National Bankshares Inc. (“AMNB”) and MainStreet, pursuant to which MainStreet will merge with and into AMNB (the “Merger”).

NOW, THEREFORE, the Plan is amended as follows:

I. Conditional upon consummation of the Merger and effective as of the effective date of the Merger (the “Merger Date”), Plan Section 3.1 is amended by adding a new subsection 3.1(c) to read as follows:

3.1(c) Notwithstanding any other provision of the Plan, Participant’s Retirement Benefit under the Plan is frozen as of the Merger Date (the “Freeze Date”) at the amount accrued as of the Freeze Date, which amount shall become 100% vested in accordance with Section 5.1(a)(ii). The Retirement Benefit reduction provisions in Section 3.1(b) will apply, resulting in a Retirement Benefit equal to 100% of 33% of final five year average Compensation determined as of the Freeze Date, and reduced by Participant’s Primary Social Security Benefit, as defined in Section 3.2(b), after age 66. Accordingly, on and after the Freeze Date, Participant’s Retirement Benefit shall be determined as of the Freeze Date without regard to any Compensation or service completed after the Freeze Date. After the Freeze Date, the death benefit provisions of Article IV and the time and manner of payment provisions of Article VI will continue to apply. Accordingly, upon retirement or termination, Participant’s Retirement Benefit will be $47,991 per year until age 66, after which the benefit will be reduced by Participant’s Primary Social Security Benefit, resulting in an annual payment estimated to equal $17,152 after age 66.

II. In all respects not amended, the Plan is hereby ratified and confirmed.

* * * * * * * *

To record the adoption of the Amendment as set forth above, MainStreet has caused this Amendment to be signed and dated as follows.

MAINSTREET BANKSHARES, INC.

By:
Date

ACKNOWLEDGEMENT AND AGREEMENT

I, Brenda H. Smith, hereby acknowledge and agree to the terms of the foregoing Amendment to my Supplemental Retirement Plan.

BRENDA H. SMITH

Date